Prudential Investments LLC

Gateway Center Three
100 Mulberry Street

Newark, New Jersey 07102

April 1, 2012

The Board of Trustees

Prudential Investment Portfolios 12

Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Prudential US Real Estate Fund (the Fund)

To the Board of Trustees:

The Manager has contractually agreed through July 31, 2013, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, interest, brokerage, extraordinary and certain other expenses) of each class of shares to 1.35% of the Fund's average daily net assets.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:     /s/ Scott E. Benjamin

Name:     Scott E. Benjamin
Title:     Executive Vice President